Exhibit 99.1

FDA Grants Orphan Drug Designation to Oncophage for the Treatment of Glioma

NEW YORK--(BUSINESS WIRE)--April 29, 2009--Antigenics Inc. (NASDAQ: AGEN) today announced that Oncophage® (vitespen) has been granted orphan drug status for the treatment of glioma (brain cancer) by the US Food and Drug Administration (FDA). In March, the European Medicines Agency (EMEA) granted a similar designation for Oncophage.

“Glioma is such an aggressive and challenging cancer that when patients are diagnosed with recurrence of this life threatening disease, they rarely live beyond six months,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at the University of California, San Francisco, and lead investigator of a Phase 2 trial evaluating Oncophage in glioma. “Given the poor survival rates, the medical community needs new treatment options, and I am hopeful of the potential for Oncophage to significantly improve clinical outcomes in this patient population.”

As announced in November 2008, final data from a Phase 1, investigator-sponsored trial conducted at the Brain Tumor Research Center at the University of California, San Francisco, showed that Oncophage vaccination following brain cancer surgery increased overall median survival to approximately 10.5 months, with four patients surviving beyond 12 months and one patient surviving almost 2.5 years. This is compared to a historical median survival of only 6.5 months postsurgery. Phase 2 results are expected to be presented later this year.

Orphan Drug Designation in the United States

In the United States, the Orphan Drug Act provides for the orphan drug designation, which aims to encourage the development of drugs involved in the diagnosis, prevention or treatment of a medical condition affecting fewer than 200,000 people in the country. Orphan drug designation entitles Antigenics to seven years of market exclusivity for Oncophage in the treatment of glioma patients in the event of market approval for this indication. Additional incentives for orphan drug development include tax credits related to development expenses, reduction in FDA user fees and FDA assistance in clinical trial design.

About Oncophage

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. In October 2008, Antigenics submitted a marketing authorization application to the EMEA requesting conditional approval for Oncophage in earlier-stage, localized renal cell carcinoma.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 2 trial in recurrent glioma.

Oncophage has also received fast track and orphan drug designations from the U.S. Food and Drug Administration for both kidney cancer and metastatic melanoma.

In April 2009, the World Vaccine Congress named Oncophage the best therapeutic vaccine.

About Brain Tumors

Glioma is the most common type of brain tumor and is currently a fatal disease impairing areas such as thinking, personality and movement. The National Cancer Institute estimates that about 19,000 cases are diagnosed every year in the United States and, according to historical estimates, the median survival of patients with previously treated glioma is typically three to six months.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential impact of FDA orphan drug designation, the timing of presenting data, and the development, clinical and commercial potential of Oncophage. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that Oncophage may not be approved for sale outside of Russia and, regardless of approval, may not succeed commercially; that orphan drug status may not be maintained in the event of legislative changes or introduction of a more efficacious product in this disease category; and the factors described in the company’s periodic filings with the Securities and Exchange Commission. Please see the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2008, for a more complete discussion of these and other risk factors. The grant of orphan designation by the FDA does not assure rapid regulatory decision-making or approval. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:
Antigenics Inc.
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Investor Relations
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Corporate Communications
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